UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BIO-KEY INTERNATIONAL
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

November 19, 2009

Dear Shareholder:

As you know, BIO-key has scheduled a special meeting of shareholders for December 3, 2009, to consider and vote upon a proposal to approve the sale of substantially all of the assets of BIO-key International, Inc’s Law Enforcement Division to InterAct911 Mobile Systems, Inc., pursuant to and on the terms set forth in an Asset Purchase Agreement dated as of August 13, 2009 by and between the BIO-key International, Inc. (“BIO-key”) and InterAct911 Mobile Systems, Inc.

Shareholders of record on October 23, 2009 are eligible to vote at the special meeting.  BIO-key commenced the mailing of the proxy statement and other information for the special meeting on October 27, 2009.

YOUR VOTE IS VERY IMPORTANT.  The Asset Purchase Agreement must be approved by the affirmative vote of a majority of the BIO-key shareholders in order for the sale to be approved.  If you have not already done so, we urge you to date, sign and promptly return the enclosed proxy card whether or not you plan to attend the special meeting in person.

If you need an additional proxy card or copies of the proxy statement in order to vote your shares, they can be obtained, without charge, by directing a request to BIO-key International, Inc., 300 Nickerson Road, Marlborough, MA  01752, Attn: Karen Hicks, or by calling Karen Hicks at 508-460-4012 or via email to Karen.hicks@bio-key.com. Copies of the proxy statement are also available for review at http://www.stocktrans.com/eproxy/biokeyinternationalsp2009

Sincerely,

/s/ Thomas J. Colatosti

Thomas J. Colatosti
Chairman of the Board

300 Nickerson Road, Marlborough, MA  01752

Tel: 508-460-4000; Fax: 508-460-4099, www.bio-key.com

An Affirmative Action, Equal Opportunity Employer